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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Lamar Advertising Company:

         We consent to incorporation by reference in this Registration Statement on Form S-8 of Lamar Advertising Company of our report dated January 12, 1996, except as to notes 12 and 14, which are as of July 24, 1996, relating to the consolidated balance sheets of Lamar Advertising Company as of October 31, 1995 and 1994 and the related consolidated statements of earnings (loss), stockholders' deficit and cash flows for each of the years in the three-year period ended October 31, 1995, which report appears in the Prospectus of Lamar Advertising Company dated August 2, 1996.


                                        /s/ KPMG Peat Marwick LLP

New Orleans, Louisiana
August 13, 1996